EXHIBIT 99.1

Winland Electronics, Inc. Reports Fourth Quarter 2008 Results

Q4 Revenues total $7.8 million; Net Income Breakeven

Working capital remains strong; gross margins stable

Mankato, Minn. / March 12, 2009 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of customer electronic control products and systems, today announced net sales of $7.8 million for the fourth quarter ending December 31, 2008, up $270,000, or 3.6 percent compared with the corresponding period in 2007.  Net income for the period was breakeven, versus net income of $7,000 in the comparable period in 2007.

EMS sales for the quarter totaled $7.1 million versus $6.6 million in the fourth quarter of 2007, an increase of 7.1 percent.  Net sales for Winland’s Proprietary products for the quarter totaled $661,000, down $200,000, or 23.2 percent from the comparable period in 2007.

“It’s clear that in the current economic environment that our customers are being very cautious in the way they’re executing their business plans,” said Thomas de Petra, president and chief executive officer of Winland Electronics. “That said, we also had customers increasing production and working on new products during the fourth quarter.  These are encouraging pockets of strength within our customer base, which has broadened in the past 12 months.”

Winland’s customer base includes companies in transportation logistics and fleet management, industrial, instrumentation, medical and telecommunication.

During the fourth quarter, Select Comfort (Select), one of the company’s three largest customers, gave notice that it would allow its Master Supply Agreement with Winland to expire on March 20, 2009 and transition back to a single source supplier at that time.  Winland proposed an accelerated plan with Select and its single source supplier to sell finished goods and raw material inventory specific to Select, to the other supplier by the end of February 2009. The plan reduces Winland’s cost associated with Select transitioning to a single source supplier as well as mitigates the risk of supply chain interruptions for Select during what could have been a lengthy transition. Accordingly, Winland reduced its inventory values for raw and finished goods specific to Select by $137,000 as of December 31, 2008.

Operating income for the quarter totaled $62,000 versus an operating loss of $189,000 in the comparable quarter in 2007, and gross margin totaled 13.9 percent versus 13.8 percent in the comparable period in 2007.  EMS segment operating income for the period totaled $476,000, up $65,000, or 15.8 percent from the comparable period in 2007.  EMS gross margin totaled 10.3 percent, up 1.1 percent from the comparable period in 2007.  Winland’s proprietary products segment operating income decreased $64,000, or 51.6 percent, to $60,000 for the three months ended December 31, 2008  Fourth quarter gross margin for the Company’s proprietary products was 41.5 percent versus 49.8 percent in the comparable period in 2007.

“In today’s business climate, customers appreciate greater flexibility and higher service levels from their suppliers,” de Petra said.  “These customer expectations line up well with multiple operational improvement programs we began earlier in the year. These programs not only improved operational performance for our customers, but enabled us to reduce warranty expense and obsolete inventory expense by nearly $1 million in 2008 compared to 2007.”

Twelve-Month Results

Net sales for the 12 months ended December 31, 2008 totaled $28.7 million, down $6.1 million, or 17.5 percent, versus the comparable period in 2007.  EMS net sales declined 20 percent or $6.3 million to $25.3 million during 2008, compared to a year ago.  The positive impact of $2.8 million of existing customer growth, $964,000 of new medical customer sales and design engineering projects are being offset by the combined effect of declining orders from two of our three largest customers during 2008 totaling $5.6 million, and the lack of approximately $4.3 million of sales which occurred in 2007 from two customers whose expectations and business management systems did not align well with our value proposition.  Proprietary Products net sales rose 6.7 percent to $3.4 million a $211,000 increase compared to a year ago.  Sales to our largest distributor were up $266,000 compared to 2007.

The Company reported a net loss of $1.0 million, or $0.28 per basic and diluted share for the 12 months ended December 31, 2008 versus a $263,000 net loss, or $0.07 per basic and diluted share, in the comparable period in period in 2007. The current year’s loss was driven by a $6.1 million decrease in net sales compared to a year ago. Under-utilization of manufacturing fixed costs due to lower sales was the primary reason for the full-year loss.

The Company reported a full-year operating loss of $1.0 million versus an operating loss of $620,000 for the 12 months ended December 31, 2007. Gross margin percentages of 12.2 percent for the 12 months ended December 31, 2008 were modestly higher than the 12.1 percent reported in 2007.

The Company’s EMS segment operating income totaled $1.1 million for the 12 months ended December 31, 2008, down $660,000, or 37.5 percent, from the prior year.  EMS gross margin was 7.3 percent versus 7.8 percent in 2007.

Winland’s proprietary products segment operating income decreased $173,000 for the 12 months ended December 31, 2008, to $127,000, versus a year ago. Increased manufacturing costs resulted in gross margin of 40.7 percent for the 12 months ended December 31, 2008 versus 50.9 percent in the prior year.

Backlog

As of December 31, 2008, OEM customers have submitted purchase orders for an aggregate value of $12.6 million for delivery during 2009. Our sales backlog at year-end reflects the reduction in visibility by certain customers on their business’s due to the economy.

“Toward year-end, we experienced some deterioration in new orders with several customers that were scaling back expectations, and as we worked off orders from one customer that was phasing out,” de Petra said.  “It’s important to note, however, that during the first two months of 2009 we have added approximately $2.5 million to our backlog, the result of new orders from both existing and new customers.

Management will host a conference call and webcast to discuss its fourth quarter and fiscal year 2008 results on Thursday, March 12, 2009, at 3:30 p.m. CT / 4:30 p.m. ET.

Call Details:

Date:  Thursday, March 12, 2009

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics Fourth Quarter and Fiscal 2008 conference call

Dial-in number: (877) 407-7184 (U.S.); (201) 689-8845 (International)

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, March 12, 2009 through Thursday, March 19, 2009.  To access the replay, call (877) 660-6853 (U.S.); (201) 612-7415 (international) using Account #: 336 and Conference ID #: 314252.

Web Cast:

Winland will also host a webcast of the conference call on-line at www.winland.com. The webcast will be available until Thursday, April 9, 2009 on either web site. To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offerings include program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
	http://www.winland.com/	jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that it is an encouraging pocket of strength within the Company’s customer base due to the fact that the Company has had customers increasing production and working on new products during the fourth quarter; (ii) that the Company’s operational changes that were undertaken during 2008 will continue to favorably impact the Company’s financial performance, that these changes will be sustainable and will improve on-time delivery, quality and customer retention. These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) that there will not be a positive impact on the Company due to the fact that it has had customers increasing production and working on new products during the fourth quarter; and (ii) that our operational changes will not favorably impact the Company’s financial performance, and that such changes will not be sustainable and will improve on-time delivery, quality and customer retention. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

Winland Electronics, Inc.
Condensed Balance Sheets
December 31, 2008 and 2007
(In Thousands, Except Share Data)

	December 31,
Assets	2008	2007
Current Assets
Cash and cash equivalents	$356	$1,152
Accounts receivable, less allowance for doubtful accounts of
$127 in 2008 and $25 in 2007	3,901	3,436
Refundable income taxes	595	389
Inventories	4,337	4,708
Prepaid expenses and other assets	231	253
Deferred income taxes	-	400
Total current assets	9,420	10,338

Property and Equipment, at cost	12,112	11,827
Less accumulated depreciation	7,201	6,410
Total property and equipment, net	4,911	5,417
Total assets	$14,331	$15,755

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$392	$512
Accounts payable	2,457	1,729
Accrued liabilities:
Compensation	446	733
Other	121	379
Total current liabilities	3,416	3,353

Long-Term Liabilities
Long-term debt, less current maturities	1,079	1,471
Deferred income taxes	-	282
Deferred revenue	130	138
Other long term tax liabilities	129	129
Total long-term liabilities	1,338	2,020
Total liabilities	4,754	5,373

Stockholders’ Equity
Common stock	37	36
Additional paid-in capital	4,913	4,691
Retained earnings	4,627	5,655
Total stockholders’ equity	9,577	10,382
Total liabilities and stockholders’ equity	$14,331	$15,755

Winland Electronics, Inc.
Condensed Statements of Operations
(In Thousands, Except Share Data)

	For the three months ended December 31,		For the years ended December 31,

	2008	2007	2008	2007
Net sales	$7,763	$7,492	$28,665	$34,746
Cost of sales	6,687	6,294	25,175	30,452
Gross profit	1,076	1,198	3,490	4,204

Operating expenses:
General and administrative	474	724	2,243	2,617
Sales and marketing	399	472	1,392	1,158
Research and development	141	191	872	1,049
	1,014	1,387	4,507	4,824

Operating income (loss)	62	(189)	(1,017)	(620)

Other income (expenses):	(24)	14	(100)	(172)

Income (loss) before income taxes	38	(175)	(1,117)	(792)

Income tax benefit (expense)	(38)	182	89	529
Net income (loss)	$-	$7	$(1,028)	$(263)

Earnings (loss) per common share:
Basic	$0.00	$0.00	$(0.28)	$(0.07)

Weighted-average number of common shares outstanding:
Basic	3,649,661	3,635,446	3,649,661	3,615,108

WINLAND ELECTRONICS, INC.
SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Three months ended December 31, 2008 (unaudited)
Net sales	$7,102	$661	$-	$7,763
Gross Margin	$731	$274	$-	$1,005
Operating income (loss)	476	60	(474)	62

Three months ended December 31, 2007 (unaudited)
Net sales	$6,632	$861	$-	$7,493
Gross Margin	$607	$429	$-	$1,036
Operating income (loss)	411	124	(724)	(189)

Twelve months ended December 31, 2008
Net sales	$25,292	$3,373	$-	$28,665
Gross Margin	$1,834	$1,374	$-	$3,208
Operating income (loss)	1,099	127	(2,243)	(1,017)

Twelve months ended December 31, 2007
Net sales	$31,584	$3,162	$-	$34,746
Gross Margin	$2,454	$1,608	$-	$4,062
Operating income (loss)	1,759	300	(2,679)	(620)

Winland Electronics, Inc.
Statements of Cash Flows
Years Ended December 31, 2008 and 2007
(In Thousands of Dollars)

	2008	2007
Cash Flows From Operating Activities
Net loss	$(1,028)	$(263)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	817	879
Non-cash stock based compensation	196	178
Deferred taxes	118	(95)
Consulting expense, non-cash warrants	-	23
Loss on disposal of equipment	-	1
Changes in operating assets and liabilities:
Accounts receivable	(465)	1,729
Refundable income taxes	(206)	(152)
Inventories	371	2,286
Prepaid expenses and other assets	22	111
Accounts payable	654	(1,101)
Accrued liabilities, including deferred revenue and other long term tax liabilities	(553)	237
Net cash provided by (used in) operating activities	(74)	3,833

Cash Flows From Investing Activities
Purchases of property and equipment	(237)	(228)
Proceeds from sale of property and equipment	-	20
Net cash used in investing activities	(237)	(208)

Cash Flows From Financing Activities
Net payments on revolving credit agreement	-	(1,924)
Net principal payments on long-term borrowings, including capital lease obligations	(512)	(660)
Proceeds from issuance of common stock	27	51
Tax benefit from options exercised	-	10
Net cash used in financing activities	(485)	(2,523)

Net increase (decrease) in cash	(796)	1,102

Cash and cash equivalents
Beginning of year	1,152	50
End of year	$356	$1,152

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$124	$276

Supplemental Schedule of Noncash Investing and Financing Activities
Acquisition of property and equipment in accounts payable	$74	$-
Acquisition of property and equipment under capital lease	$-	$310